Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports each dated February 28, 2005 relating to the consolidated financial statements of Teekay Shipping Spain S.L. and the consolidated financial statements of Teekay Luxembourg S.A.R.L. and our reports each dated November 9, 2004 (except for Note 2, which is as of May 4, 2005) relating to the financial statement of Teekay LNG Partners L.P. and the financial statement of Teekay GP L.L.C., which appear in the Registration Statement (Form F-1 No. 333-120727) and the related Prospectus of Teekay LNG Partners L.P. (the “Prior Registration Statement”) for the registration of its common units representing limited partnership interests. We also consent to the reference to us under the heading “Experts” in the Prior Registration Statement.

Vancouver, Canada May 4, 2005	/s/ Ernst & Young LLP Chartered Accountants